UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 16, 2019

MGM RESORTS INTERNATIONAL

(Exact name of registrant as specified in its charter)

DELAWARE	001-10362	88-0215232
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. employer identification no.)

3600 Las Vegas Boulevard South, Las Vegas, Nevada		89109
(Address of principal executive offices)		(Zip code)

(702) 693-7120

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock	MGM	New York Stock Exchange (NYSE)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement.

On May 16, 2019, MGM China Holdings Limited (the “Issuer”), a consolidated subsidiary of MGM Resorts International, a Delaware corporation, issued $750 million in aggregate principal amount of 5.375% senior notes due 2024 (the “2024 notes”) under an indenture dated as of May 16, 2019 (the “2024 Notes Indenture”), between the Issuer and U.S. Bank National Association, as trustee (the “Trustee”), and $750 million in aggregate principal amount of 5.875% senior notes due 2026 (the “2026 notes” and, together with the 2024 notes, the “notes”), under an indenture dated as of May 16, 2019 the (“2026 Notes Indenture” and, together with the 2024 Notes Indenture, the “Indentures”), between the Issuer and the Trustee. The notes were sold in the United States only to accredited investors pursuant to an exemption from the Securities Act of 1933, as amended (the “Securities Act”), and subsequently resold to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to non-U.S. persons in accordance with Regulation S under the Securities Act.

The Issuer intends to use the proceeds of the offering to repay amounts under its revolving credit facility and term loan facility, and to pay fees and expenses related to the offering.

The 2024 notes will mature on May 15, 2024 and the 2026 notes will mature on May 15, 2026. The Issuer will pay interest on the notes on May 15 and November 15 of each year, commencing on November 15, 2019. Interest will accrue on the 2024 notes at a rate of 5.375% per annum and on the 2026 notes at a rate of 5.875% per annum, and in each case will be payable in cash.

Prior to May 15, 2021, in the case of the 2024 notes, and May 15, 2022, in the case of the 2026 notes, (i) the Issuer may redeem all or part of the applicable series of notes at a redemption price equal to 100% of the principal amount of the notes plus an applicable make whole premium, plus, in each case, accrued and unpaid interest, and (ii) the Issuer may redeem up to 35% of the aggregate principal amount of the applicable series of notes with the net cash proceeds from certain equity offerings. On or after May 15, 2021, the Issuers may redeem the 2024 notes, in whole or in part, at a premium declining ratably to zero, plus accrued and unpaid interest to, but not including, the redemption date. On or after May 15, 2022, the Issuer may redeem the 2026 notes, in whole or in part, at a premium declining ratably to zero, plus accrued and unpaid interest to, but not including, the redemption date. In the event of a change of control triggering event or an investor put option triggering event (which relates to the status of the gaming operations of the Issuer’s subsidiaries in Macau), the Issuer will be required to offer to repurchase the notes at 101% or 100% of the principal amount, respectively, plus accrued and unpaid interest to, but not including, the repurchase date.

The Indentures contain covenants that will limit the Issuer’s ability to merge with other companies and require it to comply with certain reporting requirements. These covenants are subject to exceptions and qualifications set forth in each Indenture.

Events of default under each Indenture include, among others, the following with respect to each series of notes: default for 30 days in the payment when due of interest on the notes; default in payment when due of the principal of, or premium, if any, on the notes; failure to comply with certain covenants in each Indenture for 60 days upon the receipt of notice from the trustee or holders of 25% in aggregate principal amount of the notes; acceleration of debt of the Issuer or a subsidiary thereof in excess of a specified amount, which acceleration is not annulled within 30 days; and certain events of bankruptcy or insolvency. In the case of an event of default arising from certain events of bankruptcy or insolvency with respect to the Issuer, all notes then outstanding will become due and payable immediately without further action or notice. If any other event of default occurs with respect to the notes, the trustee or holders of 25% in aggregate principal amount of the notes may declare all of the notes of the applicable series to be due and payable immediately.

The description set forth above is qualified in its entirety by reference to the full text of the 2024 Notes Indenture and the 2026 Notes Indenture, which are incorporated by reference hereto as Exhibit 4.1 and 4.2, respectively. This Current Report on Form 8-K does not constitute an offer to sell or the solicitation of an offer to buy the notes.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 with respect to each Indenture is incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

(a)	Not applicable.

(b)	Not applicable.

(c)	Not applicable.

(d)	Exhibits:

Exhibit No.	Description

4.1	Indenture governing the 5.375% senior notes due 2024, dated as of May 16, 2019, between MGM China Holdings Limited and U.S. Bank National Association, as trustee.

4.2	Indenture governing the 5.875% senior notes due 2026, dated as of May 16, 2019, between MGM China Holdings Limited and U.S. Bank National Association, as trustee.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 16, 2019

MGM Resorts International

By:	/s/ Andrew Hagopian III
	Name:	Andrew Hagopian III
	Title:	Chief Corporate Counsel & Assistant Secretary

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